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                          CSP, INC. AND SUBSIDIARIES                Exhibit 11.1
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  For the three and six month periods ended
                    February 24, 1995 and February 25, 1994
                  (in thousands except for per share amounts)

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
                                                                       /-------------------------Unaudited------------------------/
                                                                       /---Three Months Ended---/   /-------Six Months Ended------/
                                                                        February 24, February 25,      February 24,   February 25,
                                                                            1995         1994              1995           1994
                                                                       ------------- ------------      -------------  -------------
Net Income (Loss) Per Common Share - (Primary)
- ----------------------------------------------
Net Income (Loss)                                                              $140         $464              ($292)          $798
                                                                       ============= ============      =============  =============
Average common shares outstanding                                             2,805        2,816              2,812          2,815
                                                                       ============= ============      =============  =============
Reported net income per common share                                          $0.05        $0.16             ($0.10)         $0.28
                                                                       ============= ============      =============  =============

Net Income (Loss) Per Common Share - (Full Dilution)
- ----------------------------------------------------
Net Income (Loss)                                                              $140         $464              ($292)          $798
                                                                       ============= ============      =============  =============
Average common shares outstanding                                             2,805        2,816              2,812          2,815

Add: Net additional common shares upon
      exercise of stock options                                                  36           74                 48             79
                                                                       ============= ============      =============  =============
Adjusted average common shares outstanding                                    2,841        2,890              2,860          2,894
                                                                       ============= ============      =============  =============
Net income per common share - (Full Dilution)                                 $0.05        $0.16             ($0.10)         $0.28
                                                                       ============= ============      =============  =============
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